EXHIBIT 99.1
DSW INC. REPORTS 2005 SECOND QUARTER FINANCIAL RESULTS
•	Net sales for the quarter up 18% to $276.2 million

•	Expenses for the quarter as a percentage of net sales improved 170 basis points

•	Operating profit for the quarter increased 32% to $20.7 million

COLUMBUS, Ohio, September 7, 2005 /PRNewswire/ — DSW Inc. (NYSE: DSW), a leading specialty branded footwear retailer, today announced net income of $9.3 million on net sales of $276.2 million for the second quarter ended July 30, 2005, compared with the second quarter of 2004 net income of $8.9 million on net sales of $234.4 million. The second quarter of 2005 results include $3.9 million of interest expense on dividend notes to our controlling shareholder, Retail Ventures, Inc. (NYSE: RVI), that were repaid in full from the net proceeds of DSW’s initial public offering.
Diluted earnings per share were $0.28 for the second quarter of 2005 compared with $0.32 for the comparable quarter last year. After adjusting for the dividend interest paid to RVI and the increase in shares as a result of the initial public offering, pro forma net income for the second quarter of 2005 was $11.6 million, or $0.26 per share, compared with $8.9 million, or $0.20 per share, for the second quarter of 2004. The exhibit at the end of this release reconciles net income for the 2005 and 2004 second quarters to non-GAAP pro forma net income.
Comparable store sales for the second quarter of 2005 increased 3.3% compared with 3.0% for the same period last year.
On June 29, 2005, DSW’s initial public offering of 16.2 million shares of Class A common stock, which included the underwriters’ over-allotment option of 2.1 million shares, was sold at $19.00 per share. The Company received net proceeds of $278 million. The Company used $196.6 million of the net proceeds to repay in full $190.0 million in dividend notes and accrued interest to RVI.
Six-Month Results
For the six months ended July 30, 2005, DSW had net income of $16.2 million on net sales of $558.0 million, compared with net income for the comparable period last year of $16.7 million on net sales of $467.0 million. The fiscal 2005 six-month results include $6.6 million of interest expense on the dividend notes to RVI that were repaid in full from the net proceeds of the initial public offering, and $6.5 million for the accrual for losses associated with the data theft announced in March 2005.
Diluted earnings per share for the six months ended July 30, 2005 were $0.53 compared with $0.60 for the comparable six-month period last year. After adjusting for the dividend interest, the data theft accrual and the increase in shares as a result of the initial public offering, pro forma net income for the six months was $24.1 million, or $0.55 per share, compared with $16.7 million, or $0.38 per share, for the six-month period last year. The exhibit at the end of this release reconciles net income for the 2005 and 2004 six-month periods to non-GAAP pro forma net income.
Store Growth
DSW opened seven stores and added one leased department during the second quarter of 2005. As of July 30, 2005, the Company operated 184 DSW stores and 232 leased shoe departments. Since that date, the Company has opened three more stores and added two more leased shoe departments.

Webcast
To hear the Company’s live second quarter earnings conference call, log on to www.dswshoe.com at 5:00 p.m. Eastern time today, Wednesday, September 7, 2005, or call 1-866-202-4683 and reference passcode 66869384. To hear a replay of the earnings call, dial 1-888-286-8010, followed by passcode 32015760. An audio replay of the conference call, as well as additional financial information, will also be available at www.dswshoe.com.
About DSW Inc.
DSW Inc., headquartered in Columbus, Ohio, is a leading U.S. specialty branded footwear retailer that offers a wide selection of brand name and designer dress, casual and athletic footwear for women and men. DSW currently operates 187 stores in 32 states and also supplies 234 locations for other retailers. For store locations and additional information about DSW, visit www.dswshoe.com.
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995
Any statements in this release that are not historical or current facts are forward-looking statements. All forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. Certain of these risks and uncertainties are described in the “Risk Factors” section of the final prospectus relating to DSW’s initial public offering, as filed with the SEC on June 28, 2005. These risk factors include, but are not limited to: the Company’s success in opening and operating new stores on a timely and profitable basis; maintaining good relationships with vendors; ability to anticipate and respond to fashion trends; fluctuation of comparable store sales and quarterly financial performance; disruption of distribution operations; dependence on RVI for key services; failure to retain key executives or attract qualified new personnel; remaining competitive with respect to style, price, brand availability and customer service; declining general economic conditions; the outbreak or escalation of war or terrorist acts; and reliance on foreign sources of production. Management undertakes no obligation to revise these forward-looking statements included in this press release to reflect any future events or circumstances.

DSW INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	July 30,	January 29,
	2005	2005
	(Unaudited)	(audited)
ASSETS
Cash and equivalents	$42,329	$8,339
Accounts receivable, net	3,956	2,291
Receivables from related parties	228
Advances to affiliates	30,799
Inventories	231,192	208,015
Prepaid expenses and other assets	16,088	8,940
Deferred income taxes	22,975	20,261

Total current assets	347,567	247,846

Advances to affiliates		23,676
Property and equipment, net	96,280	90,056
Goodwill	25,899	25,899
Tradenames and other intangibles, net	6,648	7,079
Deferred income taxes and other assets	1,842	881

Total assets	$478,236	$395,437

LIABILITIES AND SHAREHOLDERS’ EQUITY
Accounts payable	$88,697	$72,120
Accounts payable to related parties	297
Accrued expenses	46,196	36,807

Total current liabilities	135,190	108,927

Long-term obligations, net of current maturities		55,000
Other noncurrent liabilities	59,120	52,684

Total shareholders’ equity	283,926	178,826

Total liabilities and shareholders’ equity	$478,236	$395,437

DSW INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Dollars in thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	July 30,	July 31,	July 30,	July 31,
	2005	2004	2005	2004
Net sales	$276,211	$234,403	$558,017	$466,962
Cost of sales	(199,848)	(167,464)	(398,856)	(332,436)

Gross profit	76,363	66,939	159,161	134,526
Operating expenses	(55,675)	(51,305)	(123,420)	(105,087)

Operating profit	20,688	15,634	35,741	29,439
Interest expense, net	(5,012)	(745)	(8,533)	(1,471)

Earnings before income taxes	15,676	14,889	27,208	27,968
Income tax provision	(6,425)	(5,992)	(10,977)	(11,255)

Net income	$9,251	$8,897	$16,231	$16,713

Basic and diluted earnings per share:
Basic	$0.28	$0.32	$0.53	$0.60
Diluted	$0.28	$0.32	$0.53	$0.60

Shares used in per share calculations:
Basic	33,390	27,703	30,546	27,703
Diluted	33,472	27,703	30,588	27,703
     SOURCE: DSW Inc.
CONTACT: Investor Relations for DSW Inc., 1-614-238-5601

Exhibit (in thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	July 30,	July 31,	July 30,	July 31,
	2005	2004	2005	2004
Pro forma Data (a)
Pro forma net income	$11,603	$8,897	$24,086	$16,713
Pro forma outstanding shares, diluted (b)	44,127	44,127	44,127	44,127

Pro forma diluted earnings per share	$0.26	$0.20	$0.55	$0.38

Pro-forma adjustments:
Accrual for losses from data theft and related tax effect (40%)			3,900	—
Interest on dividend note and related tax effect (40%)	2,352		3,955	—
Net income per GAAP	$9,251	$8,897	$16,231	$16,713
Weighted average outstanding shares, diluted	33,472	27,703	30,588	27,703

Diluted earnings per share	$0.28	$0.32	$0.53	$0.60

(a)	the Company believes the use of pro forma results provide meaningful information due to i) the increase in share count as a result of the Company’s initial public offering on June 29, 2005, ii) the interest expense attributable to the $190 million dividend notes, and iii) the $6.5 million accrual for the data theft. The pro forma data is presented as if the IPO occurred prior to each period and the interest and data theft accrual are one-time charges

(b)	eliminates the weighting effect to equal total shares at period ends.